Exhibit 23.1

Consent of Independent Auditors

The Supervisory Board of

Yellow Maple I B.V.:

We consent to the incorporation by reference in the Registration Statements (No. 333-216211) on Form S-3 and (No. 333-192334, No. 333-192333, No. 333-170753, No. 333-170727, No. 333-145127, No. 333-126564, No. 333-103496, No. 333-47848, No. 333-81121, No. 333-68555, No. 333-64653, No. 333-60737, No. 333-57915 and No. 333-57267) on Form S-8 of Moody’s Corporation of our report dated October 26, 2017, with respect to the consolidated statements of financial position of Yellow Maple I B.V. as of December 31, 2016 and 2015, and the related consolidated statements of profit or loss, comprehensive income, cash flows and changes in equity for the years then ended, which report appears in the Form 8-K/A of Moody’s Corporation dated October 26, 2017.

/s/ KPMG Accountants N.V.

Amstelveen, the Netherlands

October 26, 2017